UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2011

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31014	52-2181356
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (301) 548-2900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2011, the Board of Directors for Catalyst Health Solutions, Inc. (the “Company”) appointed Timothy Pearson to serve as Chief Financial Officer and Executive Vice President effective August 22, 2011. Mr. Pearson, age 43, currently serves as Chief Financial Officer and Executive Vice President of MedImmune, the global biologics business for AstraZeneca PLC, where he has functional responsibility for finance, information technology, strategic planning and governance and is a member of MedImmune’s Executive Team. Mr. Pearson joined MedImmune in 1998 and prior to his promotion to Chief Financial Officer in 2007, was Vice President of Finance and Treasurer with responsibility for treasury, corporate finance, tax, risk management, Sarbanes-Oxley compliance, internal audit and equity plan administration. During his tenure at MedImmune, Mr. Pearson raised over $1.6 billion in debt and was a key leader in M&A transactions and related post acquisition integration, including the $500 million acquisition of U.S. Bioscience and the $1.6 billion acquisition of Aviron. Mr. Pearson is a founding officer and investment committee member of MedImmune Ventures and Chairman of MedImmune’s Business Excellence Team.

The Company entered into an employment agreement with Mr. Pearson on July 15, 2011. Mr. Pearson’s employment agreement provides for a 3-year term that commences on the first day of his active employment with the Company. There is no automatic extension of the employment agreement term and the employment agreement contains provisions involving termination of his employment, as well as provisions relating to a change in control of the Company.

Mr. Pearson’s employment agreement provides for a base salary of $420,000. It also provides ranges and target amounts for annual cash and stock incentive awards, with Mr. Pearson’s annual cash incentive award currently ranging from 0% to 150% of his base salary, with a target of 75% of his base salary, and his annual restricted stock incentive award currently ranging from $0 to $1,250,000 worth of shares, with a target of $750,000 worth of shares. In addition, the employment agreement provides for, among other things, participation by Mr. Pearson in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include four weeks paid vacation per year and term life insurance equal to at least three times his base salary. In addition, pursuant to his employment agreement, Mr. Pearson will receive a restricted stock grant covering 30,000 shares of our common stock at the next meeting of the Company’s Board of Directors or the Compensation Committee. The employment agreement provides that all of the restricted stock and unvested equity awards held by Mr. Pearson at the time of a change in control will become immediately vested at the time of a change in control.

The employment agreement also provides Mr. Pearson with certain payments and benefits upon termination of service, including a termination after a change in control. Upon a termination of employment by the Company without cause, by Mr. Pearson for good reason or due to Mr. Pearson’s death or permanent disability, Mr. Pearson would be entitled to accelerated vesting of restricted stock and other unvested equity awards equal to the amount that would have vested over the 12 month period following termination, severance payments equal to two times base salary payable over the 12 month period following the termination date, Company paid healthcare benefits for a period of 12 months following the termination date and a pro rata portion of his targeted bonus for the performance period during which termination occurred. In the event that a termination of employment without cause or for good reason occurs within 12 months following a change in control, Mr. Pearson would be entitled to the same severance payable in a lump sum, plus an additional lump sum severance payment equal to two times his targeted bonus. All of the severance payments and benefits are subject to a possible 280G cut back and the receipt of severance payments is subject to Mr. Pearson signing a release. Also, payments may be delayed for 6 months due to Section 409A of the Internal Revenue Code. “Cause” is generally defined in Mr. Pearson’s employment agreement as (i) a failure to comply with any law or regulation arising from conduct not undertaken in good faith, (ii) fraud or dishonesty against the Company, (iii) misappropriation of funds, property or rights of the Company, (iv) willful breach or habitual neglect of job duties or refusal to comply with explicit directives of the Company, (v) conviction of a felony or crime involving moral turpitude, (vi) his use, possession or being under the influence of illegal drugs at work or (vii) a breach of any non-competition or confidentiality agreements with or written policies of the Company to which he is bound. “Good reason” is generally defined in Mr. Pearson’s employment agreement as (i) the assignment to Mr. Pearson of duties materially inconsistent with his position or (ii) the Company’s substantial failure to honor the terms of the employment agreement. Following a change in control, “good reason” also includes (i) a requirement that Mr. Pearson be based at a location that is more than 50 miles from his primary office location and more than 50 miles his principal residence at the time of the change in control, (ii) a substantial change in his travel obligations or (iii) the failure to provide his with substantially similar benefits at substantially the same cost. “Change in control” is generally defined in Mr. Pearson’s employment agreement as (i) a change in a majority of the board within a 24 month period that is not approved by at least 2/3rds of the incumbent directors, (ii) a person becomes a beneficial owner of 35% or more of the voting power of the Company’s securities, (iii) a business combination, except where more than 50% of the voting power is retained by existing stockholders, a majority of the members of the resulting board were incumbent directors prior to the business combination and no person holds 35% or more of the voting power of the Company’s securities, (iv) a sale of substantially all of the Company’s assets or (v) any other event that the Board of Directors of the Company determines constitutes a change in control.

Pursuant to the employment agreement, Mr. Pearson is subject to certain restrictions, including a 12 month non-solicit of customers, 12 month non-solicit and no-hire of employees and a 12 month non-compete. However, if termination occurs within 12 months following a change in control, he will be subject to a 24 month non-compete. The employment agreement also provides for a non-disclosure of confidential information into perpetuity and also an invention assignment agreement.

The employment agreement provides entitlement to reasonable legal fees if a dispute arises within 12 months following a change in control regarding the payment of severance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: July 21, 2011	By:	/s/ David T. Blair
Name: David T. Blair Title: Chief Executive Officer and Director

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